FORM OF EXPENSE LIMITATION AGREEMENT

TOUCHSTONE FUNDS GROUP TRUST

EXPENSE LIMITATION AGREEMENT, effective as of [________] by and between Touchstone Advisors, Inc. (the “Advisor”) and Touchstone Funds Group Trust (the “Trust’), on behalf of certain series of the Trust set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under a Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated [______________] (the “Advisory Agreement”), pursuant to which the Advisor provides investment advisory and other management services to each series of the Trust for compensation based on the value of the average daily net assets of each series; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of shareholders to maintain the expenses of the Funds, and, therefore, have entered into this Expense Limitation Agreement (the “Agreement”), in order to maintain the expense ratios of the Funds at the levels specified in Schedule A attached hereto.

NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.           Expense Limitation.

1.1           Expense Limit. The Advisor has contractually agreed to waive fees and reimburse expenses in order to limit certain Funds’ total operating expenses (excluding dividend expenses relating to short sales, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, the cost of “Acquired Fund Fees and Expenses,” if any, other extraordinary expenses not incurred in the ordinary course of Touchstone’s business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) or other expenses. The contractual limits on total operating expenses set forth in Schedule A below have been adjusted to include the effect of Rule 12b-1 fees and other class specific expenses, if applicable.

1. 2           Recoupment. The Advisor shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts reduced or reimbursed for a period of up to three (3) years from the year in which the Advisor reduced its compensation and/or assumed expenses for a Fund. No recoupment will occur unless a Fund’s expenses are below the expense limitation.

1.3           Method of Computation. Fee waivers and/or expense reimbursements are calculated and applied monthly, based on each Fund’s average net assets during such month.

2.            Term and Termination of Agreement.

This Agreement shall terminate (i) with respect to a Fund listed on Schedule A on the dates listed on Schedule A; (ii) upon the termination of the Advisory Agreement with respect to a Fund; or (iii) at an earlier date by a vote of the Board of Trustees of the Trust if they deem the termination to be beneficial to shareholders of a Fund, unless extended, terminated, modified, or revised by the mutual agreement of the parties, as provided for in writing.

3.           Miscellaneous.

3.1           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2           Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

3.3            Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

TOUCHSTONE FUNDS GROUP TRUST

By:
[Name]
[Title]

TOUCHSTONE ADVISORS, INC.

By:
[Name]
[Title]

By:
[Name]
[Title]

Schedule A
Dated [________, 2012]
To The
Expense Limitation Agreement
Dated [_______, 2012]
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Total Return Bond Fund Institutional	0.50%	[April 16, 2014]
Touchstone Ultra Short Duration Fixed Income Fund Class A Class C Class Y Institutional	0.69% 1.19% 0.44% 0.39%	[April 16, 2014]

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:
[Name]
[Title]

TOUCHSTONE ADVISORS, INC.

By:
[Name]
[Title]

By:
[Name]
[Title]

Signature Page – Schedule A to Expense Limitation Agreement